SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 20, 2006

LASALLE HOTEL PROPERTIES

(Exact name of registrant specified in its charter)

Maryland	1-14045	36-4219376
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Bethesda Metro Center

Suite 1200

Bethesda, Maryland 20814

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (301) 941-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Compensaory Arrangements of Certain Officers

On December 20, 2006, the Board of Trustees of LaSalle Hotel Properties (the “Company”) approved changes to the Company’s compensation arrangements for (i) Jon E. Bortz, Chairman of the Board of Trustees and Chief Executive Officer; (ii) Michael D. Barnello, Chief Operating Officer and Executive Vice President of Acquisitions; and (iii) Hans S. Weger, Executive Vice President, Treasurer and Chief Financial Officer. In addition, the Board of Trustees approved equity awards to the three officers pursuant to the Company’s 1998 Share Option and Incentive Plan.

The Board of Trustees approved the following changes to the cash compensation for the three officers:

•	Effective January 1, 2007, the annual base salary of Mr. Bortz was increased to $510,000 and the target cash bonus for Mr. Bortz was also set at $510,000. (For 2006, Mr. Bortz’s annual base salary and target bonus were $475,000 and $475,000, respectively.)

•	Effective January 1, 2007, the annual base salary for each of Mr. Barnello and Mr. Weger was increased to $375,000 and the target cash bonus for each of Mr. Barnello and Mr. Weger was set at $281,250. (For 2006, Mr. Barnello’s and Mr. Weger’s annual base salary and target bonus were $350,000 and $250,000, respectively.)

•	Each actual cash bonus for 2007 (paid in 2008) will range from 0% to 200% of the target bonus, although the Board, in its discretion, may award a cash bonus in excess of 200%. (Each actual cash bonus for 2006 (paid in 2007) will range from 0% to 150% of the target bonus, although the Board, in its discretion, may award a cash bonus in excess of 150%.) The categories of performance standards for determining the percentage of the target bonus earned for 2007 are unchanged from those for 2006.

The Board of Trustees approved the following awards to the three officers under the Company’s 1998 Share Option and Incentive Plan:

•	An award of 32,895 restricted shares to Mr. Bortz; 16,447 restricted shares to Mr. Barnello; and 16,447 restricted shares to Mr. Weger. Each award vests one-third of the awarded amount on January 1, 2008, 2009 and 2010. All of the award shares are issued and outstanding as of the grant date (December 20, 2006), and the awardee is entitled to receive dividends as declared and paid on the shares and to vote the shares. This was an annual award that is part of the Company’s ongoing long-term incentive program for management.

•	A second, special award of 11,580 restricted shares to Mr. Bortz; 8,334 restricted shares to Mr. Barnello; and 8,334 restricted shares to Mr. Weger. Each award vests one-third of the awarded amount on January 1, 2008, 2009 and 2010. All of the award shares are issued and outstanding as of the grant date (December 20, 2006), and the awardee is entitled to receive dividends as declared and paid on the shares and to vote the shares.

•	A third, performance-based award to Mr. Bortz in a target amount of 12,894 shares; to Mr. Barnello in a target amount of 9,298 shares; and to Mr. Weger in a target amount of 9,298 shares.

•	The actual amount of the award will be determined on January 1, 2010 and will depend on the “total return” of the Company’s common shares over a three-year period beginning with the closing price of the Company’s common stock on December 31, 2006, and ending with the closing price of the Company’s common stock on December 31, 2009.

•	Forty percent of the award will be based on the Company’s “total return” (as defined below) compared to the total return of the companies in the MSCI US REIT Index (formerly called the Morgan Stanley REIT Index). Forty percent of the award will be based on the Company’s total return compared to the total return of companies in a designated peer group of the Company and included in the MSCI US REIT Index. The final twenty percent of the award will be based on the amount of the Company’s total return compared to a Board-established total return goal.

•	“Total return” is as calculated by the MSCI US REIT Index and is the increase in the market price of a company’s common shares plus dividends declared thereon and assuming such dividends are reinvested. The Board of Trustees elected to use this third-party rate of return calculation because it is a performance measurement frequently used in the REIT industry and provides a means of objectively comparing the Company’s performance to other REITs and to particular REITs in the index that are the most appropriate benchmarks for the Company. In the event that the MSCI US REIT Index is discontinued or materially modified, the Board of Trustees, in its discretion, may revise the award terms.

•	The actual amount of the award will range from 0% to 200% of the target amount, depending on the performance analysis described immediately above.

•	After the actual amount of the award is determined (or earned) on January 1, 2010, the earned shares will be issued and outstanding but a portion will be subject to further vesting. One-third of the earned amount will vest immediately on January 1, 2010, and the remaining two-thirds will vest in equal amounts on January 1, 2011, and January 1, 2012.

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•	Dividends will be deemed to have accrued on all of the earned shares, including those shares subject to further vesting, from December 31, 2006, until the determination date, January 1, 2010. Such accrued dividends will be paid to the awardee on or about January 1, 2010. Thereafter, the awardee is entitled to receive dividends as declared and paid on the earned shares and to vote the shares, including those shares subject to further vesting.

The Board of Trustees also adopted a policy that the Company’s executive officers should own minimum amounts of equity in the Company. For the Chief Executive Officer, the recommended level is an amount having a value approximately equal to five times the Chief Executive Officer’s base salary. For the Chief Operating Officer and Chief Financial Officer, the recommended level is an amount having a value approximately equal to three times the officer’s base salary. The recommended levels may include restricted shares subject to vesting but not shares part of a performance award that has not yet been earned.

Compensatory Grants to Non-Executive Employees

Earlier this quarter, the Board of Trustees approved awards to non-executive employees of the Company pursuant to the 1998 Share Option and Incentive Plan totaling 44,035 restricted shares. The non-executive employee share awards are subject to vesting periods ranging from three to four years and, at the time of grant, the shares had a market value of approximately $1.7 million.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LASALLE HOTEL PROPERTIES

By:	/s/ Hans S. Weger
Hans S. Weger
Executive Vice President, Treasurer and
Chief Financial Officer

Dated: December 21, 2006

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